Exhibit 99.1

          FOR IMMEDIATE RELEASE

           COLEMAN HOLDINGS INC. AND COLEMAN WORLDWIDE CORPORATION ANNOUNCE INTENT TO REDEEM SENIOR SECURED NOTES DUE 1998
               AND RETIRE LIQUID YIELD OPTIONTM NOTES DUE 2013

                    NEW YORK, NY - May 6, 1997 - Coleman Holdings Inc. ("Coleman Holdings") and Coleman Worldwide Corporation ("Coleman Worldwide") jointly announced today that Coleman Holdings intends to redeem its Senior Secured Discount Notes due 1998 (the "Holdings Notes") on or about July 15, 1997, and that Coleman Worldwide intends to retire its Liquid Yield OptionTM Notes due 2013 (the "LYONs"TM). Coleman Worldwide will make an offer to pay cash for the LYONs in excess of the market value of the shares of common stock of The Coleman Company, Inc. for which the LYONs may be exchanged. Coleman Worldwide expects to commence the offer as soon as reasonably practicable during the second quarter and to redeem any remaining LYONs on May 27, 1998.
          Redemption of the Holdings Notes and retirement of the LYONs will be made with the proceeds from the issuance of debt securities (the "Notes") by a newly formed holding company.

                    Coleman Holdings is a holding company whose only significant asset is all of the capital stock of Coleman Worldwide. Coleman Worldwide is a holding company whose only significant asset is approximately 83% of the shares of common stock of The Coleman Company, Inc. The offering of the Notes will not be registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

          Contact:  Walter Montgomery
                    212/484-6721

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